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                                                              Exhibit No. 4(a)


         INVESTMENT ADVISORY, ADMINISTRATION AND DISTRIBUTION CONTRACT

         Agreement made as of July 23, 1987 between PAINEWEBBER CASHFUND, INC., a Maryland corporation (the "Fund"), and PAINEWEBBER INCORPORATED ("PaineWebber");

         WHEREAS, the Fund is engaged in business as an open-end, diversified management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain PaineWebber as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Fund and as distributor to provide for the distribution of the shares of the Fund's capital stock, par value $.001 per share ("Shares") and PaineWebber is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PaineWebber as investment adviser, administrator, and distributor of the Fund for the period and on the terms set forth in this Contract. PaineWebber accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Duties as Investment Adviser. Subject to the supervision of the Fund's board of directors, PaineWebber will provide a continuous investment program for the Fund's portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the portfolio, and will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. PaineWebber will provide the services under this Contract in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's current prospectus (the "Prospectus"). PaineWebber further agrees that it:

              (a) will conform with all applicable rules and regulations of the Securities and Exchange Commission (the "SEC");

              (b) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers PaineWebber will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, PaineWebber may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research, advice and other services. In no instance will portfolio securities be purchased from or sold to PaineWebber, Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins"), Provident Institutional Management Corporation ("PIMC") or any affiliated person thereof except in accordance with the rules


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         and regulations promulgated by the Securities and Exchange Commission pursuant to the 1940 Act;

              (c) will maintain all books and records with respect to the Fund's securities transactions, will keep its books of account and will furnish the Fund's board of directors such periodic and special reports as the board may request; and

              (d) will compute the net asset value and the net income of the Fund as described in the Prospectus or as more frequently requested by the Fund;

provided, however, that the functions specified in subparagraphs (b), (c) and
(d) hereof may be performed by Mitchell Hutchins, PIMC or another appropriate party.

         3. Duties as Administrator. PaineWebber will assist in administering the Fund's affairs subject to the supervision of the Fund's board of directors and the following understandings:

              (a) PaineWebber will supervise all aspects of the Fund's operation except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the board of directors of the Fund of its responsibility for and control of the conduct of the Fund's affairs;

              (b) In all matters relating to the performance of this Contract, PaineWebber will act in conformity with the Articles of Incorporation, By-Laws and the Prospectus and Statement of Additional Information of the Fund and with the instructions and directions of the Fund's board of directors and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or Estate laws and regulations;

              (c) PaineWebber will provide the Fund with such administrative and clerical services as are deemed necessary or advisable by the Fund's board of directors, including the maintenance of certain of the Fund's corporate books and records;

              (d) PaineWebber will arrange, but not pay for, the periodic updating of prospectuses, statements of additional information and supplements thereto, proxy material, tax returns and reports to the Fund's shareholders and the SEC;

              (e) PaineWebber will provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items;

              (f) PaineWebber will provide the board of directors of the Fund on a regular basis with economic and investment analyses and reports and make available to the board upon request any economic, statistical and investment services normally available to institutional or other customers of PaineWebber;

              (g) PaineWebber will hold itself available to receive orders for the purchase of Shares and will accept or reject such orders on behalf of the Fund in accordance with the

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         Prospectus, and will transmit such orders as are so accepted to the
         Fund's transfer agent as promptly as practicable; provided, however, that PaineWebber is not obligated to sell any certain number of the Shares; and

              (h) PaineWebber will make itself available to receive requests for redemption from holders of Shares and will transmit such redemption requests to the transfer agent of the Fund as promptly as practicable.

         4. Duties as Distributor. Except as otherwise provided herein, the Fund agrees to offer and sell Shares through PaineWebber from time to time during the term of this Contract (whether authorized but unissued or treasury shares, in the Fund's sole discretion) at the current offering price as described in the Prospectus. PaineWebber will act only in its own behalf as principal in making agreements with selected dealers or others and will offer and sell the Shares subject to the following understanding. In all matters relating to the offer and sale of Shares, PaineWebber will act in conformity with the Articles of Incorporation, By-Laws and the Prospectus and Statement of Additional Information of the Fund and will conform to and comply with the requirements of the Securities Act of 1933, the 1940 Act and all other applicable Federal or state laws and regulations.

         5. Services Not Exclusive. The services furnished by PaineWebber hereunder are not to be deemed exclusive and PaineWebber shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby.

         6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, PaineWebber hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. PaineWebber further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         7. Expenses. During the term of this Contract, the Fund will bear all expenses, not specifically assumed by PaineWebber, incurred in its operations and the offering of Shares. That is, the Fund will pay (a) the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund or any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Fund by PaineWebber; (c) filing fees and expenses relating to the registration and qualification of the Fund's Shares under Federal or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund's directors and officers who are not officers or employees of PaineWebber or interested persons (as defined in the 1940 Act) of any investment adviser or underwriter of the Fund; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Directors; (i) charges of custodians, transfer agents and other agents; (j) costs of preparing Share certificates; (k) expenses of setting in type and printing


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prospectuses, statements of additional information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (l) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund; and (m) fees and other expenses incurred in connection with membership in investment company organizations.

         The Fund may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by PaineWebber and acknowledged otherwise payable by PaineWebber pursuant to this Contract, the Fund may reduce the fee payable to PaineWebber pursuant to paragraph 8 hereof by such amount. To the extent that such deductions exceed the fee payable to PaineWebber on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

         In addition, if the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which Shares are registered or qualified for sale to the public, PaineWebber will reimburse the Fund for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 8 hereof.

         8. Compensation. For the services provided and the expenses assumed pursuant to this Contract, effective July 23, 1987, the Fund will pay to PaineWebber a fee, computed daily and paid monthly, at the following annual rates of the Fund's average net assets:

                          Fund's Average                           Fee As %
                            Net Assets                        of Fund's Average
                           In Billions                            Net Assets

Up to $500 million.......................................           .500%
In excess of $500 million up to $1.0 billion.............           .425%
In excess of $1.0 billion up to $1.5 billion.............           .390%
In excess of $1.5 billion up to $2.0 billion.............           .380%
In excess of $2.0 billion up to $2.5 billion.............           .350%
In excess of $2.5 billion up to $3.5 billion.............           .345%
In excess of $3.5 billion up to $4.0 billion.............           .325%
In excess of $4.0 billion up to $4.5 billion.............           .315%
In excess of $4.5 billion up to $5.0 billion.............           .300%
In excess of $5.0 billion up to $5.5 billion.............           .290%
In excess of $5.5 billion................................           .280%


         9. Limitation of Liability of PaineWebber. PaineWebber shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Contract relates (including any loss arising out of the receipt by PaineWebber of inadequate consideration in connection with an order to purchase shares whether in the form of


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fraudulent check, draft or wire; a check returned for insufficient funds; or
any other inadequate consideration (hereinafter "Check Loss")), except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract; provided, however, that the Fund shall not be liable for Check Loss resulting from willful misfeasance, bad faith or negligence on the part of PaineWebber. Any person, even though also an officer, partner, employee, or agent of PaineWebber, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee, or agent or one under the control or direction of PaineWebber even though paid by it.

         10. Duration and Termination. This Contract, unless sooner terminated as provided herein, shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Contract shall continue automatically for periods of twelve months each, provided, such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Fund's board of directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's board of directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Contract may be terminated by the Fund at any time, without the payment of any penalty, by vote of the Fund's board of directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to PaineWebber or by PaineWebber at any time, without the payment of any penalty, on 90 days' written notice to the Fund. This Contract will automatically and immediately terminate in the event of its assignment. (As used in this Contract, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)

         11. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         12. Name of Fund. The Fund may use the name "PaineWebber Cashfund, Inc." or any name derived from the name "PaineWebber, Jackson & Curtis Incorporated" or "PaineWebber Incorporated" only for so long as this Contract or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of PaineWebber. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name connected with PaineWebber or any organization which shall have so succeeded to the business of PaineWebber.

         13. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a


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court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                    PAINEWEBBER CASHFUND, INC.

Attest

/s/ Douglas J. Scheidt                              By  /s/ Dianne E. O'Donnell
----------------------                                  -----------------------

                                                    PAINEWEBBER INCORPORATED

Attest

/s/   (?)                                           By  /s/ Donald E. Nickelson
----------------------                                  -----------------------


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